EXHIBIT 99.1

News Release

First Solar, Inc. Announces Second Quarter 2019 Financial Results

•	Net sales of $585 million

•	Net loss per share of $(0.18)

•	Cash, restricted cash and marketable securities of $2.1 billion, net cash of $1.7 billion

•	YTD net bookings of 4.3GWDC; 2.0 GWDC since prior earnings call

•	Maintain 2019 net sales, EPS and cash guidance

TEMPE, Ariz., August 1, 2019 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the second quarter ended June 30, 2019. Net sales for the second quarter were $585 million, an increase of $53 million from the prior quarter, primarily due to increased module and system sales in the U.S. and Australia.

The Company reported a second quarter loss per share of $(0.18), compared to a loss per share of $(0.64) in the first quarter of 2019.

Cash, restricted cash and marketable securities at the end of the second quarter decreased to $2.1 billion from $2.3 billion at the end of the prior quarter, primarily as a result of continued capital investments in Series 6 manufacturing capacity.

“We continued to make significant progress in our Series 6 transition during Q2, with improvements across all manufacturing metrics,” said Mark Widmar, CEO of First Solar. “We had record module production and shipments during the second quarter, and with our recent bookings success we are now essentially sold out through 2020, with significant bookings visibility into 2021.”

2019 guidance has been updated as follows:

2019 Guidance	Prior	Current
Net Sales	$3.5B to $3.7B	Unchanged
Gross Margin % (1)	18% to 19%	18.5% to 19.5%
Operating Expenses (2)	$370M to $390M	$360M to $380M
Operating Income	$260M to $310M	$290M to $340M
Earnings per Share	$2.25 to $2.75	Unchanged
Net Cash Balance (3)	$1.7B to $1.9B	Unchanged
Capital Expenditures	$650M to $750M	Unchanged
Shipments	5.4GW to 5.6GW	Unchanged
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(1)	Includes $60 to $70 million of ramp costs ($45 to $55 million previously)

(2)	Includes $55 to $65 million of production start-up expense ($70 to $80 million previously)

(3)	Defined as cash, restricted cash and marketable securities less expected debt at the end of 2019

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First Solar has scheduled a conference call for today, August 1, 2019 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com.

The guidance figures presented above are subject to a variety of assumptions and estimates. Investors are encouraged to listen to the conference call and to review the accompanying materials which contain more information about First Solar’s 2019 guidance.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available through Thursday, August 8, 2019 and can be accessed by dialing +1 (800) 585-8367 if you are calling from within the United States or +1 (416) 621-4642 if you are calling from outside the United States and entering the replay pass code 2308858. A replay of the webcast will also be available on the Investors section of the Company’s website approximately five hours after the conclusion of the call and remain available for approximately 90 days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (“PV”) solar systems which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: our financial guidance for 2019; the transition to Series 6 module manufacturing in 2019; net sales, gross margin, operating expenses, operating income, earnings per share, net cash balance, capital expenditures, shipments, bookings, products and our business and financial objectives for 2019. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; the market for renewable energy, including solar energy; our competitive position and other key competitive factors; reduction, elimination, or expiration of government subsidies, policies, and support programs for solar energy projects; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; our ability to execute on our long-term strategic plans; our ability to execute on our solar module technology and cost reduction roadmaps; our ability to improve the wattage of our solar modules; interest rate fluctuations and both our and our customers’ ability to secure financing; the creditworthiness of our offtake counterparties and the ability of our offtake counterparties to fulfill their contractual obligations to us; the ability of our customers to perform under their contracts with us; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects resulting from pending litigation, including the class action lawsuit against us; future collection and recycling costs for solar modules covered by our module collection and recycling program; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply

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and price of components and raw materials, including CdTe; our ability to attract and retain key executive officers and associates; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
investor@firstsolar.com

First Solar Media
media@firstsolar.com

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$1,221,568	$1,403,562
Marketable securities	807,561	1,143,704
Accounts receivable trade, net	269,527	128,282
Accounts receivable, unbilled and retainage	127,972	458,166
Inventories	586,621	387,912
Balance of systems parts	91,728	56,906
Project assets	1,703	37,930
Prepaid expenses and other current assets	305,566	243,061
Total current assets	3,412,246	3,859,523
Property, plant and equipment, net	2,006,334	1,756,211
PV solar power systems, net	304,657	308,640
Project assets	528,246	460,499
Deferred tax assets, net	76,892	77,682
Restricted cash and investments	328,591	318,390
Goodwill	14,462	14,462
Intangible assets, net	69,119	74,162
Inventories	149,157	130,083
Notes receivable, affiliate	—	22,832
Other assets	248,103	98,878
Total assets	$7,137,807	$7,121,362
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$242,541	$233,287
Income taxes payable	15,293	20,885
Accrued expenses	421,595	441,580
Current portion of long-term debt	28,312	5,570
Deferred revenue	112,237	129,755
Other current liabilities	23,341	14,380
Total current liabilities	843,319	845,457
Accrued solar module collection and recycling liability	136,275	134,442
Long-term debt	452,976	461,221
Other liabilities	570,113	467,839
Total liabilities	2,002,683	1,908,959
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 105,390,383 and 104,885,261 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	105	105
Additional paid-in capital	2,826,533	2,825,211
Accumulated earnings	2,355,406	2,441,553
Accumulated other comprehensive loss	(46,920)	(54,466)
Total stockholders’ equity	5,135,124	5,212,403
Total liabilities and stockholders’ equity	$7,137,807	$7,121,362

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FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net sales	$584,956	$531,978	$309,318	$1,116,934	$876,583
Cost of sales	507,774	531,866	317,376	1,039,640	711,843
Gross profit (loss)	77,182	112	(8,058)	77,294	164,740
Operating expenses:
Selling, general and administrative	50,934	45,352	50,854	96,286	91,980
Research and development	24,395	21,877	20,370	46,272	40,694
Production start-up	10,437	9,522	24,352	19,959	61,436
Total operating expenses	85,766	76,751	95,576	162,517	194,110
Operating loss	(8,584)	(76,639)	(103,634)	(85,223)	(29,370)
Foreign currency gain (loss), net	1,726	172	2,422	1,898	(95)
Interest income	13,510	14,259	16,865	27,769	28,689
Interest expense, net	(8,921)	(10,121)	(6,065)	(19,042)	(11,247)
Other (loss) income, net	(4,438)	3,509	(4,328)	(929)	13,606
(Loss) income before taxes and equity in earnings	(6,707)	(68,820)	(94,740)	(75,527)	1,583
Income tax (expense) benefit	(11,744)	1,394	6,164	(10,350)	(5,461)
Equity in earnings, net of tax	(97)	(173)	40,085	(270)	38,338
Net (loss) income	$(18,548)	$(67,599)	$(48,491)	$(86,147)	$34,460

Net (loss) income per share:
Basic	$(0.18)	$(0.64)	$(0.46)	$(0.82)	$0.33
Diluted	$(0.18)	$(0.64)	$(0.46)	$(0.82)	$0.32
Weighted-average number of shares used in per share calculations:
Basic	105,369	105,046	104,776	105,208	104,664
Diluted	105,369	105,046	104,776	105,208	106,234

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